Exhibit 3.6

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CHAPARRAL TEXAS, L.P.

The undersigned, for the purpose of forming a limited partnership as authorized by the Oklahoma Revised Uniform Limited Partnership Act under the provisions of Section 309 of Title 54 of the Oklahoma Statutes (1991), do hereby execute the following Certificate of Limited Partnership:

I. The name of the Limited Partnership: “Chaparral Texas, L.P.”

II. The address of the office at which the records of the limited partnership shall be kept: 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114.

III. The name of the registered agent for service of process and the address of the registered office in the State of Oklahoma:

Randall D. Mock, Esq.

Mock, Schwabe, Waldo, Elder, Reeves & Bryant

Fourteenth Floor

Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102

IV. The name and business address of the sole general partner is: Chaparral Oil, L.L.C., 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114.

V. The term of the existence of the limited partnership shall be perpetual.

IN WITNESS WHEREOF, the sole General Partner has executed this Certificate of Limited Partnership as of the 10th day of December, 2001.

Chaparral Oil, L.L.C.,
an Oklahoma limited liability company,

By	/s/ Mark A. Fischer
Mark A. Fischer, Manager